Exhibit 99.2

eXp World Holdings, Inc. to Add Two Agents to Board of Directors

Representation on Board & launch of Advisory Council show ongoing commitment to the Voice of the Agent

SAN DIEGO, CA –(Marketwired – April 28, 2017) – eXp World Holdings, Inc. (OTCQB: EXPI; the “Company”), the holding company for eXp Realty LLC, The Agent-Owned Cloud Brokerage®, announced at its annual shareholder event in San Diego, that two eXp Realty agents will join the Company’s Board of Directors, furthering the Company’s objective of building the most agent-centric real estate brokerage company in the industry.

“Agent ownership is one of the primary reasons why eXp is growing so rapidly. As a publicly-traded national real estate brokerage company, we are only as good as the agents and brokers who are also its shareholders,” said Glenn Sanford, Founder, CEO and Chairman of eXp World Holdings, Inc. “Agent ownership should come with leadership and it’s a huge win that we will now be able to have the “Voice of the Agent” on our Board, engaging with our senior leadership, and providing valuable feedback and insight at the highest level in the organization.”

To make room for these two new positions, Directors Jason Gesing and Gene Frederick have volunteered to transition off the Board over the next year. The new Board members will be selected through an inclusive nominating process tied to the launch of the new eXp Agent Advisory Council. New Board members will receive orientation training time to enable them to succeed in these important new roles.

The Agent Advisory Council will be made up of 12 eXp agents/brokers. Mr. Frederick has been named as the Council’s Founding Chair. The Council will have a strong voice in advising management on a wide range of broker and agent priorities.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (OTCQB: EXPI) is the holding company for eXp Realty LLC, the Agent-Owned Cloud Brokerage®. As a full-service real estate brokerage, eXp Realty provides 24/7 access to collaborative tools, training, and socialization for real estate brokers and agents through its 3-D, fully-immersive, cloud office environment. eXp Realty, LLC and eXp Realty of Canada, Inc. also feature an attractive revenue sharing program that pays agents a percentage of gross commission income earned by fellow real estate professionals who they attract into the Company.

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As a publicly-traded company, eXp World Holdings, Inc. uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

For more information, please visit the Company’s Twitter, LinkedIn, Facebook, YouTube, or visit www.eXpRealty.com.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the Company’s management and the Agent Advisory Council. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

CONTACT INFORMATION

Investor Relations Contact:

Greg Falesnik

Managing Director

MZ Group – MZ North America

949-385-6449

Email contact

www.mzgroup.us